Exhibit 99.1

NEWS BULLETIN	AAON, Inc. 2425 South Yukon Ave. • Tulsa, OK 74107-2728 • Ph: (918) 583-2266 • Fax: (918) 583-6094 • •http://www.aaon.com•

FOR IMMEDIATE RELEASE August 8, 2012	For Further Information: Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295 Email: jrladvisor@yahoo.com

AAON REPORTS RECORD SALES AND EARNINGS

Tulsa, OK, August 8, 2012 – AAON, Inc. (NASDAQ-AAON), today announced its operating results for the second quarter and six-month period ended June 30, 2012.

Sales and earnings during the second quarter were record highs for any quarter in the Company’s 24-year history.

Revenues in the quarter were $83.3 million, up 21% from $69.1 million in 2011. Net income was $9.3 million, up 142% from $3.8 million in the same period a year ago. Net sales for the first six months of 2012 were also a record for any six-month period, $148.3 million, up 15% compared to $129.0 in 2011. Earnings for the six months ended June 30, 2012, were $13.9 million, up 85% compared to $7.5 million in 2011.

Earnings per diluted share in the second quarter of 2012 were $0.38, up 153% from $0.15 for the same period a year ago, based upon 24.7 million and 24.9 million diluted shares outstanding for the three months ended June 30, 2012, compared to June 30, 2011, respectively. Earnings per diluted share were $0.56, up 87% from $0.30, based upon 24.8 million and 24.9 million diluted shares outstanding for the six months ended June 30, 2012, compared to June 30, 2011, respectively.

Norman H. Asbjornson, President and CEO, stated, “The increases in revenues primarily reflect gains in market share, while the much greater increases in earnings for the second quarter and first half of 2012, were attributable to significantly improved productivity due to our new sheet metal fabrication equipment and revamped production lines, which resulted in improvements of gross margins from 17.0% to 25.3% in the second quarters of 2011 and 2012, respectively, and 18.1% to 23.3% for the six-month periods ended June 30, 2011 and 2012. Our backlog at June 30, 2012, was $62.2 million compared to $59.7 million at the same time a year ago.”

Mr. Asbjornson said that, “We are pleased with the results of the first half of 2012, which were aided by extremely strong order input. However, there are a number of uncertainties, particularly as to the level of future order input, which make it difficult to forecast the business climate AAON will encounter during the second half of the year.”

The Company will host a conference call today at 4:15 P.M. EST to discuss the second quarter results. To participate, call 1-877-737-1669 (Code: VA34474).

AAON, Inc. is a manufacturer of air-conditioning and heating equipment consisting of rooftop units, chillers, air-handling units, condensing units, heat recovery units, commercial self-contained units and coils. Its products serve the new construction and replacement markets. The Company has successfully gained market share through its “semi-custom” product lines, which offer the customer value, quality, function, serviceability and efficiency.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933.  Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

AAON, Inc., and Subsidiaries
Consolidated Statements of Income
(Unaudited) (In thousands, except per share data)

	Three Months Ended		Six Month Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net sales	$83,333	$69,076	$148,290	$128,989
Cost of sales	62,230	57,339	113,669	105,614
Gross profit	21,103	11,737	34,621	23,375
Selling, general and administrative expenses	6,899	5,711	12,880	11,248
(Gain) loss on disposal of assets	10	(14)	(13)	(8)
Income from operations	14,194	6,040	21,754	12,135
Interest expense	(11)	(104)	(27)	(114)
Interest income	2	31	15	65
Other income (expense), net	(51)	(65)	(3)	(568)
Income before income taxes	14,134	5,902	21,739	11,518
Income tax provision	4,837	2,063	7,875	4,029
Net income	$9,297	$3,839	$13,864	$7,489
Earnings per share
Basic	$0.38	$0.16	$0.56	$0.30
Diluted	$0.38	$0.15	$0.56	$0.30
Cash dividends declared per common share:	$0.12	$0.12	$0.12	$0.12
Weighted average shares outstanding:
Basic	24,552	24,715	24,570	24,730
Diluted	24,728	24,923	24,750	24,931

AAON, Inc., and Subsidiaries
Consolidated Balance Sheets
(Unaudited) (In thousands, except share and per share data)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$3,082	$13
Certificates of deposit	2,259	-
Investments held to maturity at amortized cost	1,254	-
Accounts receivable, net	52,087	34,137
Income tax receivable	197	10,016
Note receivable	27	27
Inventories, net	39,142	34,948
Prepaid expenses and other	814	723
Deferred tax assets	4,330	4,523
Total current assets	103,192	84,387
Property, plant and equipment:
Land	1,340	1,340
Buildings	58,757	56,057
Machinery and equipment	116,255	114,256
Furniture and fixtures	8,318	7,784
Total property, plant and equipment	184,670	179,437
Less: Accumulated depreciation	91,472	85,935
Property, plant and equipment, net	93,198	93,502
Certificates of deposit	2,015	-
Investments held to maturity at amortized cost	4,079	-
Note receivable, long-term	1,070	1,092
Total assets	$203,554	$178,981
Liabilities and Stockholders’ Equity
Current liabilities:
Revolving credit facility	7,259	4,575
Accounts payable	16,978	14,118
Dividends payable	2,950	-
Accrued liabilities	27,656	19,994
Total current liabilities	54,843	38,687
Deferred tax liabilities	16,722	17,790
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 11,250,000 shares authorized, no shares issued	-	-
Common stock, $.004 par value, 112,500,000 shares authorized, 24,543,861 and 24,618,324 issued and outstanding at June 30, 2012 and December 31, 2011, respectively	98	98
Retained earnings	131,891	122,406
Total stockholders’ equity	131,989	122,504
Total liabilities and stockholders’ equity	$203,554	$178,981

AAON, Inc., and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited) (In thousands)

	Six Months Ended
	June 30,
	2012	2011
Operating Activities
Net income	$13,864	$7,489

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,747	5,449
Amortization of bond premiums	20	137
Provision for losses on accounts receivable, net of adjustments	(1)	(106)
Share-based compensation	364	346
Excess tax benefits from stock options exercised and restricted stock awards vested	(33)	(77)
Gain on disposition of assets	(13)	(8)
Foreign currency transaction (gain)losses	7	(59)
Deferred income taxes	(875)	314
Changes in assets and liabilities:
Accounts receivable	(17,949)	(2,687)
Income tax receivable	5,801	-
Inventories	(4,194)	(11,709)
Prepaid expenses and other	(91)	234
Accounts payable	4,215	10,957
Accrued liabilities	11,714	(105)
Net cash provided by operating activities	19,576	10,175

Investing Activities
Proceeds from sale of property, plant and equipment	306	49
Investment in certificates of deposits	(4,274)	-
Maturities of certificates of deposits	-	1,263
Purchases of investments held to maturity	(5,624)	-
Maturities of investments	-	7,055
Proceeds from called investment	270	-
Capital expenditures	(8,091)	(24,907)
Principal payments from note receivable	15	14
Net cash used in investing activities	(17,398)	(16,526)

Financing Activities
Borrowings under revolving credit facility	27,108	36,231
Payments under revolving credit facility	(24,424)	(28,603)
Stock options exercised	69	132
Excess tax benefits from stock options exercised and restricted stock awards vested	33	77
Repurchases of stock	(1,895)	(1,779)
Cash dividends paid to stockholders	-	(9)
Net cash provided by financing activities	891	6,049
Net increase (decrease) in cash and cash equivalents	3,069	(302)
Cash and cash equivalents, beginning of year	13	2,393
Cash and cash equivalents, end of period	$3,082	$2,091